Milliman Variable insurance Trust 485BPOS

Exhibit 99(h)(ix)

FEE WAIVER AGREEMENT

Milliman Money Market Fund

This Agreement (“Agreement”) is made by Milliman Financial Risk Management LLC (the “Adviser”), investment adviser to the Milliman Money Market Fund (the “Fund”), a series of Milliman Variable Insurance Trust (the “Trust”), effective as of April 28, 2023.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type, and the Fund is a series of the Trust; and

WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement (the “Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

WHEREAS, the Adviser has determined that it is appropriate and in the best interests of the Fund and its shareholders to waive the Adviser’s management fee.

NOW, THEREFORE, by execution of this Agreement, intending to be legally bound hereby, the Adviser agrees as follows:

1.	Fee Waiver.

With respect to the Fund, the Adviser hereby agrees to waive its management fee, which is equal to 0.03% of the Fund’s average daily net assets, for a period to commence on April 28, 2023 and continue through April 29, 2024.

2.	Termination of Agreement.

(a)          This Agreement may be terminated during the term of the Agreement by the Adviser or the Trust, without payment of any penalty, upon ninety (90) days prior written notice to the other at its principal place of business; provided that, in the case of termination by the Trust, such action shall be authorized by resolution of a majority of the Board of Trustees of the Trust (the “Board”) and a majority of the Trustees of the Trust who (i) are not “interested persons” of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement, or by a vote of a majority of the outstanding voting securities of the Trust. Any termination pursuant to this paragraph 2(a) shall become effective on the date as specifically agreed upon by the Adviser and the Trust.

(b)          Notwithstanding Section 2(a) of this Agreement, the Adviser may not terminate or modify this Agreement without requesting and receiving approval of the Board.

IN WITNESS WHEREOF, the Adviser has caused this Agreement to be effective as of the day and year first above written.

Milliman Financial Risk Management LLC

	By:	/s/Maria Schiopu
Maria Schiopu, Principal & Senior Director

	Date:	April 13, 2023

ACCEPTED BY:	Milliman Variable Insurance Trust, on behalf of the Fund

	By:	/s/Adam Schenck
Adam Schenck, President

	Date:	April 13, 2023

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